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                                            EXHIBIT (8)
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                      LEWIS, RICE & FINGERSH

                   A LIMITED LIABILITY COMPANY

                        ATTORNEYS AT LAW

                    500 N. BROADWAY, SUITE 2000
                  ST. LOUIS, MISSOURI 63102-2147

                        TEL (314) 444-7600
                        FAX (314( 241-6056


                        February 8, 1995


Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102

Attention:  Gregory L. Curl, Vice Chairman

Board of Directors
West Side Bancshares, Inc.
2909 Sherwood Way
San Angelo, Texas 76901

Attention:  Joe L. McManus, President

     RE:  MERGER OF WEST SIDE BANCSHARES, INC. INTO BOATMEN'S
          TEXAS, INC.

Gentlemen:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Holding Company Merger") of West Side Bancshares, Inc. ("West Side") into Boatmen's Texas, Inc. ("Holding Company") pursuant to the Agreement and Plan of Merger, dated November 14, 1994 ("Holding Company Merger Agreement"), by and among Boatmen's Bancshares, Inc. ("Boatmen's"), West Side and Holding Company.

     In issuing the opinions set forth in this letter, we have relied upon (1) the factual representations made by Boatmen's, and Holding Company in written statements, each dated January 18 1995, the factual representations made by Boatmen's First National Bank of Amarillo ("Subsidiary") in a written statement, dated January 26, 1995 and the factual representations made by West Side, Westside Delaware Financial Corporation and Bank of the West ("Bank") in written statements, each dated January 24, 1995 (the "Representations"), (2) the Holding Company Merger Agreement, (3) the Agreement to Merge between Bank and Subsidiary and joined in by Boatmen's, dated December 15, 1994 ("Subsidiary Merger Agreement"), and (4) the facts, information and documentation set forth in the Registration Statement on Form S-4 of West Side filed

ST. LOUIS, MISSOURI * KANSAS CITY, MISSOURI * CLAYTON, MISSOURI *
WASHINGTON, MISSOURI * BELLEVILLE, ILLINOIS * HAYS, KANSAS * LEAWOOD, KANSAS
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with the Securities and Exchange Commission in connection with the
Merger ("Registration Statement").

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Holding Company Merger.

     The following opinions reflect our legal judgment solely on the issues presented and discussed herein. There are no published cases, rulings, regulations or administrative positions directly on point to support the opinions set forth herein, and it should be understood that the resolution of such issues is not free from doubt. Accordingly, we cannot assure you that the Internal Revenue Service will agree with the opinions expressed herein, nor can we assure you that a court of competent jurisdiction will agree with such opinions.

     Based on the limited amount of reliable authority described above and on our review of the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Holding Company Merger are as follows.

     1. The Holding Company Merger will constitute a reorganiza-tion within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended.

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of West Side who exchange all of their West Side common stock solely for shares of Boatmen's voting common stock.

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's common stock received by those shareholders of West Side receiving solely Boatmen's common stock (including any fractional share interest to which such shareholder would be entitled) will be the same, in each instance, as the basis of the West Side common stock surrendered in exchange therefor.

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     4.   Pursuant to Section 1223(1) of the Code, the holding
period of Boatmen's common stock received by the shareholders of West Side (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the West Side common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of such shareholders on the date of the exchange.

     We express no opinion (i) with regard to the federal income tax consequences of the Holding Company Merger not addressed expressly by the above opinions, (ii) as to any state or local tax consequences with respect to the Holding Company Merger, or
(iii) with respect to any tax consequences relating to the merger of Bank into Subsidiary.

     The shareholders of West Side should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH, L.C.

                              /s/ Lewis, Rice & Fingersh, L.C.
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